  As filed with the Securities and Exchange Commission on February 24, 2000.

                                               Registration No. 333-___________
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               -----------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                        APPLIED VOICE RECOGNITION, INC.
            (Exact Name of Registrant as Specified in its Charter)

                               -----------------

                      DELAWARE                         76-0513154
            (State or Other Jurisdiction            (I.R.S. Employer
         of Incorporation or Organization)        Identification No.)

                        1717 ST. JAMES PLACE, SUITE 242
                             HOUSTON, TEXAS 77056
                   (Address of Principal Executive Offices)

                               -----------------

     FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (TIMOTHY J. CONNOLLY) FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (MILTON A. SPIEGELHAUER)
      FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (ROBIN P. RITCHIE)

                           (Full Title of the Plan)

                               -----------------

         Name, Address and Telephone       Copy of Communications to:
         Number of Agent for Service:
                                                  SAMUEL N. ALLEN
             TIMOTHY J. CONNOLLY                  ROBERT G. REEDY
        APPLIED VOICE RECOGNITION, INC.        PORTER & HEDGES, L.L.P.
        1717 ST. JAMES PLACE, SUITE 242         700 LOUISIANA STREET
             HOUSTON, TEXAS 77056             HOUSTON, TEXAS 77002-2764
               (713) 621-3131                      (713) 226-0600

                                            CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                            PROPOSED MAXIMUM       PROPOSED
                                               AMOUNT TO        OFFERING       MAXIMUM AGGREGATE       AMOUNT OF
   TITLE OF SECURITIES TO BE REGISTERED      BE REGISTERED  PRICE PER SHARE(1)   OFFERING PRICE     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share        1,054,852         $0.5188             $547,258             $145.00
=====================================================================================================================

(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low prices for the Common Stock on The Nasdaq Over-the-Counter Bulletin Board on February 23, 2000, $0.5188.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are incorporated herein by reference.


ITEM 1.  PLAN INFORMATION

     The information required to be provided to participants pursuant to this
Item is set forth in the Information Memorandum for the First Amended and Restated Employment Agreement (Timothy J. Connolly), the First Amended and Restated Employment Agreement (Milton A. Spiegelhauer), and the First Amended and Restated Employment Agreement (Robin P. Ritchie) (collectively, the "Written Compensation Contracts").


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The written statement required to be provided to participants pursuant to this Item is set forth in the Information Memorandum referenced in Item 1 above.

PROSPECTUS
----------

                        APPLIED VOICE RECOGNITION, INC.


                                ---------------

                                 656,703 Shares
                                  Common Stock

                                ---------------


    Applied Voice Recognition, Inc. has prepared this prospectus for use by the selling stockholder listed on page 12 of this prospectus to allow them to sell such shares without restriction. The selling stockholder has indicated that sales may be made by the methods described in the section entitled "Plan of Distribution" in this prospectus. We will file a supplemental prospectus if required to do so by applicable securities laws to describe specific sales of shares or to identify any selling stockholders not listed in this prospectus.

    Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "EDOC." On February 23, 2000, the last reported sale price of the common stock was $0.4375 per share.

    We will not receive any portion of the proceeds resulting from the sale of the shares offered by the selling stockholders under this prospectus. In addition, we will pay for certain of the expenses relating to the registration of the shares. See "Plan of Distribution" and "Selling Stockholders."

    Our principal executive offices are located at 1717 St. James Place, Suite 242, Houston, Texas 77056, and our telephone number is (713) 621-3131.


                                ---------------

        YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" ON PAGES 3-11
           OF THIS PROSPECTUS BEFORE DECIDING TO BUY OUR SECURITIES.


                                ---------------


    Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


               The date of this prospectus is February 24, 2000.

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Where You Can Find More Information........................................... 2
Risk Factors.................................................................. 3
About Us......................................................................12
Use of Proceeds...............................................................12
Selling Stockholders..........................................................12
Plan of Distribution..........................................................12
Legal Matters.................................................................13
Experts.......................................................................13


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-8 with the SEC to register the securities offered hereby. This prospectus does not contain all of the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement for further information about us and the securities the selling stockholder is offering. Statements made in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of those contracts or other documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's website at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

    SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

     . Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended;

     . Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, 1999, as amended;

     . Current Reports on Form 8-K as filed on June 14, August 27, and November 19, 1999, and January 24, 2000, as amended; and

     . The description of our common stock contained in the Form 8-A effective January 9, 1998 (Commission File No. 000-23607), including any amendments or reports filed to update the description.

    You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address:

                          Applied Voice Recognition, Inc.
                          1717 St. James Place, Suite 242
                          Houston, Texas 77056
                          Attention: Corporate Secretary
                          (telephone: (713) 621-3131)

                                  RISK FACTORS

     You should carefully consider the following risk factors and other information set forth in this prospectus before deciding to buy our securities.

SUFFICIENCY OF FUNDS

We will be required to raise additional capital in order to continue our current operations and proceed with the implementation of our new e-commerce initiative.

We expect to continue to incur significant losses on a quarterly and annual basis in the near future on limited sales of our products and services. In addition, we may not be successful in increasing sales of our products and services for the long term, or be able to achieve profitability. Further, we have had working capital deficits in the past. Our long-term capital requirements will depend on many factors, including, cash flow from operations, working capital requirements, product development expenses and capital expenditures. As a result, we will be required to raise substantial additional capital during 2000 to fund our current operations. We will also require substantial additional capital to implement our new business-to-business e-commerce initiative, the E-DOCS PHYSICIAN NETWORK(TM) (the "EPN") and to maintain and improve the profitability of our current medical transcription operations. Historically, we have relied upon the sale of equity securities and short-term loans as our primary sources of funding to finance operations and acquisitions. To the extent that existing resources are insufficient to fund our operations in the short- or long-term, we will need to raise additional funds through public or private financings. We may not be able to raise additional financing on terms favorable to us or to our stockholders without substantial dilution of their ownership and rights. If we are unable to raise sufficient funds to satisfy either short- or long-term requirements, there would be substantial doubt as to our ability to continue as a going concern and we may be required to significantly curtail our operations, significantly alter our growth strategy, forego market opportunities or obtain funds through arrangements with strategic partners or others that may require us to relinquish material rights to certain of our technologies or potential markets.

LIMITED HISTORY OF BUSINESS OPERATIONS; ANTICIPATION OF CONTINUED LOSSES

Due to its limited nature, you should not rely on our operating history as an indicator of our future performance.

We have incurred significant net losses since our inception and expect to continue to incur significant losses on a quarterly and annual basis in the future. For the eleven months ended November 30, 1999, we recorded a net loss of $6,828,611, or $.45 per share, on net sales of $4,779,906. As of November 30, 1999, our accumulated deficit was $22,285,376. We have achieved only limited revenues to date, and our ability to generate significant revenues is subject to substantial uncertainty. Our limited operating history makes the prediction of future results of operations difficult or impossible, and we may not be able to sustain revenue growth or achieve profitability. Prior to January 1998, our marketing and development efforts were focused on the creation and sale of voice recognition word processing products intended for the general office market. In January 1998, we began to focus on the medical transcription needs of the healthcare industry. During this time, we redesigned our principal product to focus on this new market, worked to develop an integrated, Internet-based complete medical transcription solution, and acquired traditional medical transcription companies in the Dallas, Texas; New York, New York; Manila, Phillippines; and Denver, Colorado areas. However, we have achieved limited revenues to date from sales of our medical transcription voice recognition software and the performance of traditional medical transcription services. In January 2000, we completed the sale of our medical transcription operations located in Houston, Texas; New York, New York; and Manila, Philippines. Our restructuring was intended to remove operations that were incurring substantial losses in excess of $3,600,000 annually to alleviate the strain on our cash flow. We have retained our Houston corporate operations and some Houston medical transcription operations, along with our Dallas, Texas; Tyler, Texas; and Denver, Colorado medical transcription operations, and plan to continue and expand those operations. We have abandoned our acquisition strategy and the development and sale of VoiceCOMMANDER(TM) 99, our dictation voice recognition software application, to focus on developing the EPN. The EPN is a business-to-business e-commerce initiative designed to service other needs of our medical transcription clients. Although the development of the EPN is in the very early stages, we intend to integrate the EPN with our Internet-based medical transcription service. Accordingly, we have a limited operating history upon which you can base an evaluation of us and our current prospects. You must consider us and our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the electronic and Internet-based medical transcription market and the emerging business-to-business e-commerce market. To address these risks, we must respond to competitive developments, continue to attract, retain and motivate qualified persons, successfully implement our advertising program, continue to upgrade our technologies, commercialize products and services incorporating such technologies, and successfully implement our strategic business plan to penetrate the healthcare transcription market. We may not be successful in addressing such risks.

RISKS ASSOCIATED WITH A DEVELOPING MARKET AND THE ACCEPTANCE OF OUR PRODUCTS AND SERVICES

Growth in the use of the Internet and automated speech recognition technology in the healthcare transcription industry is an important factor in our business plan.

The medical transcription market is well established; however, the use of the Internet in the healthcare transcription industry, and the Internet markets in general, have only recently begun to develop and are characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. The healthcare transcription-related Internet markets are highly dependent upon the increased use of the Internet by healthcare professionals and continued price and performance improvements in personal computers. Our future operating results will depend upon the emergence of the Internet in the healthcare transcription market, our ability to develop and improve our technology and the successful implementation of our marketing plan and the EPN. However, the healthcare transcription-related Internet markets may not develop or we may not achieve market acceptance of our products and services or execute our business plan successfully. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The industry is young and has few proven products. If widespread use of the Internet does not develop in the healthcare transcription industry, our business, results of operations and financial condition will be materially adversely affected. Because the market for our products and services is new and evolving, it is difficult to predict the size of this market and growth rate, if any. The market for our products and services may not develop or the demand for our products or services may not emerge or become sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our products and services do not achieve or sustain market acceptance, our business, results of operations and financial condition will be materially adversely affected.

DEPENDENCE ON PRINCIPAL PRODUCTS AND SERVICES

Our future results depend primarily upon the future success of our latest product for the healthcare transcription market, the efficient operation of our transcription operations and the successful introduction of our new business-to-business e-commerce initiative.

Currently, we primarily derive our revenue from the sale of traditional transcription services. To date, we have had limited revenues from sales of our VOICECOMMANDER(TM) line of products and have only derived revenue from the sale of traditional transcription services since the acquisition of our first transcription services company in March 1998. Our future financial performance will depend in part on our ability to continue to develop and establish our traditional and Internet-based medical transcription service, and to effectively develop and introduce the EPN. However, we may not be successful in developing these or other products or services in a manner which meets with market acceptance. In addition, new product releases by us, whether improved versions of our current Internet-based products or introductions of other new products, may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and adversely affecting the use of our product(s) and services. Our future success will depend in significant part on our ability to develop new product releases and to continually improve the performance, features and reliability of our current Internet-based products in response to both evolving demands of the healthcare transcription marketplace and competitive product offerings, and we may not be successful in doing so. Any factors adversely affecting the traditional transcription market, such as increased price competition or the introduction of technologically superior products and services, could have a material adverse effect on us.

MANAGEMENT OF GROWTH; NEED TO ESTABLISH INFRASTRUCTURE; ADDITIONAL PERSONNEL

Our success will depend on our ability to effectively manage our growth and attract and retain additional personnel.

The rapid execution necessary for us to successfully offer our products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Our rapid growth places a significant strain on our managerial, operational and financial resources. In order to manage our growth, we must:

  . implement and improve our operational and financial systems;
  . expand, train and manage our employee base; and . hire additional technical support personnel in order to convert healthcare professionals from traditional to Internet-related transcription methods.

There can be no assurance that we have made adequate allowances for the costs and risks associated with this expansion, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan simultaneously. Our future operating results will also depend on our ability to expand our sales and expand our support organization commensurate with the growth of our business. Any failure by our management to effectively anticipate, implement and manage the changes required to sustain our growth could have a material adverse effect on our business, results of operations and financial condition. We may not be able to effectively manage such change.


RAPID TECHNOLOGICAL CHANGE

We must respond quickly to technological developments and evolving industry standards in order to remain competitive.

The healthcare information services industry is characterized by rapid technological change, evolving customer needs and emerging technical standards. While we believe that utilizing Internet-based technology can significantly enhance the rendering of transcription services in the healthcare information services industry, the introduction of competing services or products incorporating new technologies, and the emergence of new technical standards could render some or all of our services as unmarketable. We believe that our future success is dependent in part on our ability to enhance our current services and develop new services that keep pace with technological developments and emerging technical standards, and that address the increasingly sophisticated needs of our customers. We may not be successful in developing and marketing enhancements to our existing services or new services that respond to technological developments, emerging technical standards, or evolving customer needs, on a timely basis or at all, and such enhancements or new services, if developed and introduced, may not achieve market acceptance. The failure to develop and introduce service enhancements and new services in a timely and cost-effective manner in response to changing technologies or customer requirements, would have a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH OUR DEPENDENCE ON THIRD-PARTY PROPRIETARY RIGHTS

All of our software products currently utilize IBM speech recognition software engines. The loss of this relationship would force us to redesign our products to use alternative technology.

All of our speech recognition products utilize third-party speech recognition software engines. There are currently four major speech recognition software engine manufacturers: Lernout & Hauspie Speech Products USA, Inc. ("L&H"), International Business Machines Corp. ("IBM"), Philips Electronics N.V. ("Philips"), and Dragon Systems, Inc ("Dragon"). We currently have a non-exclusive OEM Distribution Agreement with IBM that entitles us to embed and utilize IBM's ViaVoice(TM) technology in our products. For each unit of our product that we license (sell), we must pay a license fee to IBM. IBM may not continue to manufacture and support ViaVoice(TM) or our arrangement with IBM may be terminated. The agreement with IBM may be terminated by IBM at any time for acts or omissions that are considered to be so serious as to warrant termination. Although we have previously purchased 10,000 licenses of ViaVoice(TM) from IBM, which can serve the needs of 40,000 customers, we may need to buy additional licenses from IBM. We believe that if IBM discontinued or was unable to manufacture or support ViaVoice(TM) or terminated our agreement with us that, with adequate time, we could develop our products to utilize speech technology from other companies. If we are unable to utilize the IBM technology and are unable to develop products capable of utilizing alternative technology, our business, results of operations and financial condition would be materially adversely affected.


COMPETITION

We are in an extremely competitive industry that is dominated by several companies which have significantly greater financial, technical, and marketing resources than we have.

The transcription services industry remains highly fragmented and primarily consists of small, local or regional companies. As a result, we compete with a large number of third-party transcription companies that offer services similar to ours and that target the same customers and qualified transcriptionists. In addition, there are several large national transcription service providers:
Medquist, Inc. (which recently acquired MRC Group, Inc., another large transcription service provider), Transcend Services, Inc., Harris Corp. and Rodeer Systems, Inc. These competitors have significantly greater resources than us. We believe that our ability to compete depends upon many factors within and outside of our control, including the timing and market acceptance of our Internet-based transcription services, the successful development and market acceptance of the EPN, the development of other service enhancements by us and our competitors, service quality, performance, price, reliability, customer service and support, and ability to attract qualified transcriptionists. In addition, the potential exists for large companies that do not currently provide transcription services, but which currently provide other services to the healthcare industry, to enter the transcription services field. For example, IDX Systems Corporation ("IDX") recently announced the acquisition of EDIX Transcription, one of our larger competitors. IDX is a provider of healthcare information services and stated that it acquired EDIX because of perceived synergies of the medical transcription business (data input) and health information management businesses and is an example of an existing company that could and has become a competitor. Such potential competitors could have substantially greater financial, technical and marketing resources than us. As a result, such potential competitors, if they were to enter the transcription business, could be able to respond more quickly to evolving technological developments, changing customer needs or emerging technical standards or to devote greater resources to the development, promotion or sale of their services. Our services also compete with the in-house transcription staffs of our potential customers. While we believe that our growth and earnings will benefit from the outsourcing by healthcare providers of non-patient care functions, including transcription services, the current trend could change direction and cause healthcare providers to bring all or some of those services in-house. In addition, competition may increase due to consolidation of transcription companies. Increased competition may result in price reductions for our services, reduced operating margins and an inability to increase our market share, any of which would have a material adverse effect on our business, financial condition and results of operations. We may not be able to compete successfully against current or future competitors, and competitive pressures may have a material adverse effect on our business, financial condition and results of operations.


DEPENDENCE ON KEY PERSONNEL

Our success is heavily dependent upon our retention of certain of our key officers.

Our performance is substantially dependent on the performance of our current executive officers and key employees and the successful replacement of certain executive officers and key employees who left the Company as part of the recent corporate restructuring. In particular, the services of Timothy J. Connolly, our current Chairman, would be difficult to replace. We have entered into an employment agreement with Mr. Connolly, although we do not currently have a key person life insurance policy on his life. However, any key person life insurance policy we do put in place for Mr. Connolly may not be sufficient to compensate us for the loss of his services. The loss of the services of any other key employees and/or our inability to successfully replace those executive officers we have lost could have a material adverse effect on our business, results of operations or financial condition.

We are heavily dependent upon our ability to attract, retain and motivate skilled technical and managerial personnel. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and we may not be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract, hire or retain the necessary technical and managerial personnel could have a material adverse effect upon our business, results of operations or financial condition.

ABILITY TO ATTRACT QUALIFIED TRANSCRIPTIONISTS

Competition for qualified transcriptionists is intense.

Our success is also dependent, in part, upon our ability to attract and retain qualified transcriptionists, who can provide the accuracy and turnaround time required by our customers. Competition for transcriptionists is intense. We may not be successful in attracting and retaining the personnel necessary to conduct our business successfully. In addition, our inability to attract, hire, assimilate and retain such personnel could have a material adverse effect upon our business, financial condition and results of operations. We may ultimately prove unable to attract sufficient qualified transcriptionists to operate our facilities.


UNCERTAINTY REGARDING GOVERNMENT HEALTHCARE REFORM AND REGULATION

Our business may be adversely affected by future changes in governmental regulations relating to the healthcare industry.

The healthcare industry is subject to changing political, economic and regulatory influences that may affect the outsourcing arrangements of healthcare providers. Several states and the United States federal government are investigating a variety of alternatives to reform the healthcare delivery system and further reduce and control healthcare spending. These reform efforts include proposals to limit spending on healthcare items and services, limit coverage for new technology, limit or control directly the prices healthcare providers and drug and device manufacturers may charge for their services and products, and otherwise change the environment in which providers operate. The scope and timing of such reforms cannot be predicted at this time, but if adopted and implemented, they could have a material adverse effect on our business. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing outsourcing arrangements or deferring decisions regarding the use of outsourced services. In response to this environment, many healthcare providers are consolidating to create larger healthcare delivery organizations. This consolidation reduces the number of potential customers for our products and services, and increases the bargaining power of these organizations, which could lead to reductions in the amount we are able to charge for our products and services. The impact of these developments in the healthcare industry is difficult to predict and could have a material adverse effect on our business, operating results and financial condition.

In providing our services, we are subject to certain statutory, regulatory and common law requirements regarding the confidentiality of such medical information. We require our personnel to agree to keep all medical information confidential and monitor compliance with applicable confidentiality requirements. However, the failure to comply with such confidentiality requirements could have a material adverse effect on our business, operating results and financial condition.


INTELLECTUAL PROPERTY AND PROPERTY RIGHTS

Our success is heavily dependent upon a combination of proprietary software technology and hardware purchased and licensed from third parties. Our current protections may not be sufficient to protect these technologies.

We currently have only two issued patents and three patent applications pending, and rely on a combination of trade secret, copyright and trademark laws, non-disclosure agreements and contractual provisions to protect our proprietary rights in our software and technology. However, these protections may not prevent misappropriation of this technology. Moreover, third parties could independently develop competing technologies that are substantially equivalent or superior to our technologies. As part of our recent sale of certain of our medical transcription operations to Lonestar Medical Transcription USA, Inc., a wholly-owned subsidiary of L & H Investment Co., N.V., we assigned Lonestar and LHIC non-exclusive rights to our VC99 code. Although we believe that our services and products and the proprietary rights developed or licensed by us do not infringe patents and proprietary rights of other parties, those parties may assert infringement claims, regardless of merit, against us in the future. In addition, we have applied for several federal service mark and trademark registrations for certain of the marks we use, and have been granted U.S. Trademarks for various marks, including Applied Voice Recognition and "VOICE-COMMANDER(TM)." There can be no assurance that any further trademark registrations will be issued or, if issued, will provide us with adequate protection against competitors.

Any patent applications now pending or filed in the future may not result in patents being issued or, if patents are issued, the claims allowed may not be sufficiently broad to protect what we believe to be our proprietary rights. In addition, pending applications or any patents licensed to us or issued or licensed to us in the future may not afford any competitive advantages to us or may be challenged by third parties or circumvented or designed around by others. The cost of litigation to uphold the validity and prevent infringement of patents and to enforce licensing rights can be substantial. Furthermore, others may independently develop similar technologies or duplicate the technology owned by or licensed to us or design around the patented aspects of such technology. Our services and products may or may not infringe patents or other rights owned by others, licenses for which may not be available to us.


POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

Various market and economic factors may cause our future quarterly operating results to vary.

Because of our limited operating history, we do not have historical financial data for any significant period of time on which to base planned operating expenses. Our expense levels are based in part on our expectations as to future revenues and, to a large extent, are fixed. Quarterly sales and operating results are generally difficult to forecast. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to our expectations would have an immediate adverse impact on our business, results of operations and financial condition. In addition, we plan to significantly increase our operating expenses to fund greater levels of research and development, increase our sales and marketing operations, broaden our customer support capabilities and establish brand identity and strategic alliances. To the extent that such expenses precede or are not subsequently followed by increased revenues, our business, results of operations and financial condition will be materially adversely affected.

Our operating results may fluctuate significantly in the future because of a variety of factors, some of which are beyond our control. These factors include general economic conditions, specific economic conditions in the transcription industry in general and the healthcare transcription industry specifically, usage of healthcare transcription related and Internet-based technology, seasonal trends in sales, capital expenditures and other costs relating to the expansion of operations, the introduction of new products or services by us or our competitors, the mix of the services sold and the channels through which those services are sold and pricing changes. As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, results of operations and financial condition. We believe that period to period comparisons of our operating results are not meaningful and should not be relied upon for an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter, our operating results may be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially adversely affected.

CONCENTRATION OF STOCK OWNERSHIP

Our insiders beneficially own a majority of our common stock.

Our officers, directors and holders of more than 5% of our outstanding voting securities beneficially own or have voting control over a total of 26,023,115 shares, which if all were issued today, would represent approximately 61% of the total outstanding common stock. Accordingly, these stockholders will have substantial influence over our policies and management, and if these stockholders act as a group, they will be able to elect substantially all of our directors, to dissolve, merge, or sell our assets. In addition pursuant to their certificates of designation and other agreements, certain of our common and preferred stockholders have the right to designate members of the Board of Directors, as follows:

  . SERIES A PREFERRED STOCK -- For so long as Entrepreneurial Investors, Ltd. ("EIL") owns at least 156,250 shares of the Series A Preferred Stock, we have agreed to use our best efforts to have one member of the Board of Directors be chosen by Equity Services, Ltd. ("ESL"). EIL currently holds 186,000 shares of the Series A Preferred Stock, although EIL has entered into a stock exchange agreement with us for the exchange of all their Series A shares for shares of Series G Preferred Stock, which have no rights of designation.

  . SERIES C PREFERRED STOCK -- For so long as the current holders of the Series C Preferred Stock hold at least 77,263 shares of the Series C Preferred Stock, we have agreed to use our best efforts to have one member of the Board of Directors be chosen by ESL. The holders of the Series C Preferred Stock currently hold 153,538 shares of the Series C Preferred Stock, although they have entered into a stock exchange agreement with us for the exchange of all their Series C shares for shares of Series G Preferred Stock, which have no rights of designation.

As a result of such director designation rights, ESL renominated Mr. Daniel S. Dornier to our Board of Directors in July 1999. Mr. Dornier has been appointed to the Board of Directors.


SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

The market price of our common stock could be adversely affected by sales of restricted and other securities.

As of February 17, 1999, there were approximately 18,240,411 shares of our common stock issued and outstanding. Approximately 1,333,052 shares of common stock are issuable upon exercise of employee and director stock options under our 1997 Incentive Plan and will become eligible for sale in the public markets at prescribed times in the future. Our issuance of such 1,333,052 shares is registered on a Form S-8 Registration Statement. We also have outstanding warrants which are exercisable into an aggregate of 4,091,245 shares of common stock. In addition, our series of preferred stock are convertible into additional shares of our common stock. The following table illustrates the maximum number of shares of common stock issuable upon the conversion of our outstanding preferred stock:

                                PREFERRED STOCK
-------------------------------------------------------------------------------
                                         Issued and        Convertible into
   Class of Preferred      Authorized    Outstanding      Common Stock (max.)
-----------------------------------------------------     ---------------------
Series A Preferred Stock*    312,500       186,000             5,075,722
Series B Preferred Stock       3,000         1,440             2,571,464
Series C Preferred Stock*    231,788       153,538             5,213,713
Series E Preferred Stock*      5,000         2,000             6,756,433
Series 2 Preferred Stock     250,000      1,756.66               175,666
------------
* The holders of the Series A, Series C and Series E Preferred Stock have entered into Stock Exchange Agreements as of February 17, 2000, to exchange their shares of preferred stock for shares of Series G Preferred Stock. The Series G Preferred Stock must be converted into common stock within seven days of its issuance. The number of shares of common stock to be issued pursuant to that conversion will be the same as the number listed in the table above for each of the series.

In addition to the shares of preferred stock listed in the table above, we are obligated to issue another 7,386.01 shares of Series 2 Preferred Stock as consideration in three of our acquisitions. The remaining shares of Series 2 Preferred Stock will be issued in equal annual installments on the anniversary of the pertinent acquisition dates. Furthermore, we may be obligated to issue another 2,350 shares of Series 1 Preferred Stock and 2,990 shares of Series 2 Preferred Stock as contingent consideration in three of our acquisitions should the acquired operations meet certain annual financial targets. All the shares of Series 1 Preferred Stock and Series 2 Preferred Stock remaining to be issued will be convertible into an estimated maximum of 235,000 (based on an average stock price of $1.00) and 1,037,602 shares of common stock, respectively.
In addition to the shares of common stock registered for resale by the selling stockholder herein, we have registered 10,362,520 shares of common stock for resale by certain other selling stockholders. The issuance and sale of a significant number of shares of common stock upon the exercise of stock options and warrants, the conversion of our outstanding preferred stock, or the sales of a substantial number of shares of common stock pursuant to Rule 144 or otherwise, could adversely affect the market price of the common stock.

CERTAIN ANTI-TAKEOVER PROVISIONS AFFECTING STOCKHOLDERS

Our Board of Directors may authorize the issuance of preferred stock without stockholder approval.

Our Certificate of Incorporation and Bylaws contain provisions that might diminish the likelihood that a potential acquiror would make an offer for the common stock, impede a transaction favorable to the interest of the stockholders or increase the difficulty of removing incumbent Board of Directors or management. Currently, our Board of Directors has the authority, without further stockholder approval, to issue up to 2,000,000 shares of preferred stock in one or more series and to determine the price, rights, preferences and privileges of those shares. We currently have nine series of preferred stock designated as more fully described in the table contained in the previous risk factor. See "Shares Eligible for Future Sale; Registration Rights." The rights of our common stockholders will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that is currently issued or may be issued in the future. The issuance of additional shares of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We anticipate issuing additional shares of preferred stock through one or more private placements during 2000. In addition, certain provisions of our Certificate of Incorporation, including provisions that provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms, may have the effect of delaying or preventing a change of control, which could adversely affect the market price of our common stock.


LIMITED MARKET FOR SECURITIES; LACK OF LIQUIDITY

The current public market for our common stock is limited and highly volatile.

The shares of common stock offered hereby are traded on the Over-the-Counter Bulletin Board ("OTCBB"). Trading activity in our common stock should be considered sporadic, illiquid and highly volatile, and an active trading market for our common stock may not exist in the future. Even if a market for the common stock offered by this prospectus continues to exist, investors may not be able to resell their common stock at or above the purchase price for which such investors purchased such shares. In addition, the SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. If the common stock meets the definition of a penny stock, it will be subjected to these regulations which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)). These regulations are currently not applicable to trading in our common stock, however, if they become applicable, these regulations could affect a holder's ability to sell any of the shares offered by this prospectus.


DIVIDENDS

We do not intend to pay cash dividends on our common stock in the near future and are required to pay dividends on our outstanding series of preferred stock.

Our proposed operations may not result in sufficient revenues to enable us to operate at a profitable level. We have not paid any dividends on our common stock to date, and have no plans to pay any dividends on our common stock for the foreseeable future. Our Series A and C Preferred Stock accrue a dividend of 4% per year, payable in shares of our common stock based on a share price equal to the average closing price of our common stock for the 30 days prior to the particular dividend date. Our Series B Preferred Stock accrues a dividend of 5% per year, payable in cash or shares of our common stock based on a share price equal to 78% of the 5 day average closing bid price of our common stock upon the date of each conversion. Our Series E Preferred Stock accrues a dividend of 6% per year, payable in cash or in shares of our common stock based on a share price equal to the average closing price of our common stock for the 30 days prior to the particular dividend date. Our Series 1 and 2 Preferred Stock, accrue an 8% dividend payable in cash or in shares of common stock based upon the greater of $1.00 or the average closing price of our common stock for the 30 days prior to the particular dividend date. Dividends on all of our shares of preferred stock are cumulative. In addition, we anticipate that any preferred stock issued in the future will also include dividend rights, including any issued in connection with our strategy of acquiring healthcare transcription companies.


DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this prospectus are based upon our management's beliefs and expectations and may not be correct.

This Prospectus contains certain statements that are "Forward Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Those statements include, among other things, the discussions of our business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources. Forward Looking Statements are included in this section under "Limited History of Business Operations; Anticipation of Continued Losses," "Sufficiency of Funds," "Risks Associated with a Developing Market and the Acceptance of our Products and Services," "Dependence on Principal Products and Services," "Management of Growth; Need to Establish Infrastructure; Additional Personnel," "Rapid Technological Change," "Risks Associated with Our Dependence on Third-Party Proprietary Rights," "Competition," "Dependence on Key Personnel," "Ability to Attract Qualified Transcriptionists," "Uncertainty Regarding Government Healthcare Reform and Regulation," "Intellectual Property and Property Rights," "Potential Fluctuations in Quarterly Results," "Concentration of Stock Ownership," "Shares Eligible for Future Sale; Registration Rights," "Certain Anti-Takeover Provisions Affecting Stockholders," "Limited Market for Securities; Lack of Liquidity" and "Dividends." Although we believe that the expectations reflected in Forward Looking Statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or any combination of which, could materially affect the results of our operations and whether the Forward Looking Statements made by us ultimately prove to be accurate. Important factors that could cause actual results to differ materially from our expectations are disclosed in this "Risk Factors" section of this prospectus.

                                    ABOUT US

     We provide traditional and Internet-based transcription services to healthcare professionals. Our principal executive offices are located at 1717 St. James Place, Suite 242, Houston, Texas 77056, and our telephone number is
(713) 621-3131.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

                              SELLING STOCKHOLDER

     The following table sets forth certain information concerning the selling stockholder. Assuming that the selling stockholders offer all of their shares of common stock, the selling stockholder will not have any beneficial ownership. The shares are being registered to permit the selling stockholders and certain of their respective pledgees, donees, transferors or other successors in interest to offer the shares for resale from time to time. See "Plan of Distribution."

                                                  NUMBER OF SHARES                                    NUMBER OF          PERCENTAGE
                                                   OWNED AND TO BE               NUMBER OF             SHARES             OF SHARES
                                                   OWNED PRIOR TO              SHARES BEING          OWNED AFTER         OWNED AFTER
           SELLING STOCKHOLDER                     OFFERING (1)(2)              OFFERED (2)          OFFERING (3)         OFFERING
 -------------------------------------          --------------------         ----------------      ----------------      -----------
Timothy J. Connolly (4)...............               6,374,696                   656,703             7,031,399              38.55%

(1) The selling stockholder has sole voting and sole investment power with respect to all shares owned.

(2) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which we cannot predict at this time.

(3) Assumes the sale of all shares offered hereby to persons who are not affiliates of the selling stockholder.

(4) Represents shares issuable upon exercises of three-year warrants issued in connection with the certain bridge loan financing agreements entered into with these selling stockholders over two periods during May through July 1997, and December 1998. The warrants issued during 1997 and 1998 have exercise prices of $1.60 and $1.00 per share, respectively, and are all fully vested.

     Mr. Timothy J. Connolly is the President and sole owner of Voice Technologies Management Corp. ("VTMC"), which serves as the general partner of Voice Technologies Partners, Ltd. ("VTP"). Mr. Connolly has served as our Chairman of the Board and as a Director since August 1996. The additional shares listed as beneficially held, which will be owned after completion of this offering, include 5,590,000 shares of common stock owned by VTP, 32,143 shares of common stock owned by Mr. Connolly, 126,970 shares of common stock owned by Jan Carson Connolly, his wife, and 500 and 100,000 shares of common stock issuable upon exercise of currently exercisable employee stock options owned by Mr. and Mrs. Connolly, respectively.

                              PLAN OF DISTRIBUTION

    Pursuant to this prospectus, the selling stockholder may sell shares of common stock from time to time in transactions on such exchanges or markets as the common stock may be listed for trading from time to time, in separately-negotiated transactions, in an underwritten offering, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. As used herein, "selling stockholder" includes pledgees, donees, transferees and other successors in interest to the selling stockholder selling shares received from a selling stockholder after the date of this prospectus. The selling stockholder may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

    Other methods by which the shares of common stock may be sold include, without limitation: (i) transactions which involve cross or block trades or any other transaction permitted by the OTCBB or other trading markets, (ii) "at the market" to or through market makers or into an existing market for the common stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
(iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), (v) through short sales, or (vi) any combination of any such methods of sale. The selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the common stock offered hereby, which common stock such broker-dealers may resell pursuant to this prospectus. The selling stockholder may also make sales pursuant to Rule 144 under the Securities Act of 1933, as amended, if such exemption from registration is otherwise available.

    The selling stockholder and any broker-dealers who act in connection with the sale of shares of common stock hereunder will be subject to the prospectus delivery requirements because they may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. All costs, expenses and fees in connection with the registration of the common stock offered hereby will be borne by us. Brokerage commissions attributable to the sale of common stock, if any, will be borne by the selling stockholder. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas.


                                    EXPERTS

    The consolidated financial statements of Applied Voice Recognition, Inc. appearing in Applied Voice Recognition, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE BELOW.



                                -------------

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Where You Can Find More Information.........................................  2
Risk Factors................................................................  3
About Us.................................................................... 12
Use of Proceeds............................................................. 12
Selling Stockholders........................................................ 12
Plan of Distribution........................................................ 12
Legal Matters............................................................... 13
Experts..................................................................... 13


                                -------------


                        APPLIED VOICE RECOGNITION, INC.



                                 656,703 SHARES
                                       OF
                                  COMMON STOCK





                                --------------

                                  PROSPECTUS

                                --------------







                                -------------



                               February 24, 2000

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The contents of the following documents filed by Applied Voice Recognition, Inc., a Delaware corporation (the "Company" or "Registrant"), with the Securities and Exchange Commission ("Commission") are incorporated into this registration statement ("Registration Statement") by reference:

     (i) Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended;

     (ii) Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, 1999;

     (iii) Current Reports on Form 8-K as filed on June 14, August 27, and November 19, 1999, and January 24, 2000; and

     (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A effective January 9, 1998 (Commission File No. 000-23607), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide without charge to each participant in the written compensation contracts, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not Applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

     The Certificate of Incorporation and Bylaws of the Company require it to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company must indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under the Company's Bylaws. The Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

     The Company maintains officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to the best interest of the Company.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8.   EXHIBITS

EXHIBIT
  NO.                                 DESCRIPTION
-------      -------------------------------------------------------------------
 4.1         First Amended and Restated Employment Agreement (Timothy J.
             Connolly) effective as of January 1, 2000 (filed herewith).

 4.2         First Amended and Restated Employment Agreement (Milton A.
             Spiegelhauer) effective as of January 1, 2000 (filed herewith).

 4.3 First Amended and Restated Employment Agreement (Robin P. Ritchie) effective January 1, 2000 (filed herewith).

 5.1 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).

23.1         Consent of Ernst & Young LLP (filed herewith).

23.2         Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

24.1         Powers of Attorney (included on signature page).

ITEM 9.   UNDERTAKINGS

     (a)  Undertaking to Update

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

              (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

              (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Undertaking With Respect to Documents Incorporated by Reference

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Undertaking With Respect to Indemnification

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy J. Connolly his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or caused to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 22nd day of February, 2000.

                              APPLIED VOICE RECOGNITION, INC.


                              By: /s/ Timothy J. Connolly
                                  ---------------------------------------
                                      Timothy J. Connolly,
                                      Chairman of the Board and Director


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 22nd day of February, 2000.

        SIGNATURE                          TITLE
        ---------                          -----

   /s/ Timothy J. Connolly          Chairman of the Board and Director
--------------------------------
     Timothy J. Connolly

   /s/ Mark Navarro                 Principal Financial Officer &
--------------------------------    Principal Accounting Officer
     Mark Navarro

   /s/ J. William Boyar             Director
--------------------------------
     J. William Boyar

   /s/ James S. Cochron             Director
--------------------------------
     James S. Cochron

   /s/ Daniel Dornier               Director
--------------------------------
     Daniel Dornier

   /s/ N. Rudy Garza                Director
--------------------------------
     N. Rudy Garza

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                                 DESCRIPTION
-------      -------------------------------------------------------------------
 4.1         First Amended and Restated Employment Agreement (Timothy J.
             Connolly) effective as of January 1, 2000 (filed herewith).

 4.2         First Amended and Restated Employment Agreement (Milton A.
             Spiegelhauer) effective as of January 1, 2000 (filed herewith).

 4.3 First Amended and Restated Employment Agreement (Robin P. Ritchie) effective as of January 1, 2000 (filed herewith).

 5.1 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).

23.1         Consent of Ernst & Young LLP (filed herewith).

23.2         Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

24.1         Powers of Attorney (included on signature page).

                                       6